Exhibit 99.2

Brian Siegel

Thank you, Operator.

Good morning and welcome to Moving iMage Technologies' earnings conference call and webcast.

With me today is Chairman and CEO, Phil Rafnson, who will provide an industry overview; Co-Founder and Executive VP of Sales and Marketing, Joe Delgado, who will provide a strategy and business overview; and our CFO, Bill Greene. For those of you that have not seen today's release, it is available in the Investors section of our website.

Before beginning, I would like to remind everyone that, except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties. Words like believe, expect, anticipates, mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place. Actual future results could differ materially from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports filed with the SEC.

Now, I'd like to turn the call over to Phil. Phil, take it away.

Phil Rafnson

Thank you, Brian, and thank you all for joining us today. I'm Phil Rafnson, CEO of Moving iMage Technologies, or MiT. As you look at MiT as an investment, industry and company-specific factors will contribute to our future performance. First, I'll address the cinema industry as it stands today, and then Joe will discuss why we’re so excited about the future, where we are introducing potentially disruptive technologies into cinema, Esports, stadiums, arenas and other live entertainment venues.

Historically, our business has been cyclical, driven by new technology and technology upgrade cycles. We are currently in the early days of one right now, where newer technologies such as laser projectors with upgraded servers, new screens and smart sound systems are being purchased to replace older technologies. Additionally, we are seeing cinema owners build new theaters, and upgrade or refurbish older ones. These new theaters often include new amenities such as dine-in, bars and more, all with the idea of making going to the movies a destination experience.

From an industry growth standpoint, as I’ve discussed previously on these calls, COVID took its toll on the industry. Over the past few years, we have returned to a more normalized environment, with the box office originally expected to approach pre-pandemic levels in 2023. Unfortunately, the now-settled Hollywood strikes impacted the latter part of 2023 and are expected to be a headwind for box office growth in 2024 due to delays in filming and releasing new content. This will have a trickle down effect on our business for the remainder of fiscal 2024, which Joe and Brian will discuss in more detail.

Before turning the call over to Joe, I'd like to thank our dedicated employees. Without them, we would not be in what I believe is the strongest position we've ever been in as a Company from an operational, financial product, and competitive perspective.

Thank you. Joe?

Joe Delgado

Thank you, Phil, and good morning, everyone.

I'll start by briefly reviewing our business and providing updates on each area. Today, cinema is our core legacy business, which consists of FF&E projects and selling our proprietary US-manufactured goods and third-party technologies. As Phil mentioned, this part of our business has historically been more cyclical and lumpy, with project start dates often being pushed out. Additionally, FF&E projects tend to be at the low end of our gross margin profile, although there is strong operating leverage in this part of the business.

In general, FF&E is the largest part of our business. However, given the lower margin profile, lumpiness, and timing factors I just mentioned, a major part of our strategy going forward is to shift our mix towards higher margin products, as well as smooth out the lumpiness and cyclicality.

For Cinema, this includes expanding our existing lineup of over 50 proprietary manufactured products, including our ADA compliance products and Caddy lines, the former of which was a contributor to our strong first quarter results. By manufacturing these products, we can significantly increase our margins on FF&E projects and our overall company gross margin when sold à la carte.

Additionally, our partnership with LEA Professional for smart power amps is another potential source of growth and margin expansion for both FF&E projects and a la carte sales. There are two parts to this opportunity. The first is power amplifier attrition. On average, each movie screen needs 5 or 6 power amps, and these tend to have annual attrition rates of 5-10%. We estimate the total installed market for power amps in North America to be about $630 million dollars, so the annual TAM is around $30-60 million. Given LEA is so confident in its product quality, it’s warranty is two times the industry standard, combined with supply chain and quality challenges at their competitors, which are also de-emphasizing the cinema market, I feel optimistic about sales continuing to ramp in FY24 as we are currently in testing with several large cinema chains. The second part of this opportunity is the new builds and the refurb/upgrades of cinemas. For example, we have scoped LEA smart power amps into upcoming projects with two cinema chains, and we expect to continue to expand this opportunity throughout 2024 and beyond.

Now I’ll provide an update on the MiTranslator, our multi-language technology solution with a recurring revenue stream that forms the high end of our accessibility strategy. The market in North America alone is tremendous, with over 70 million non-English proficient speakers who may not have previously attended the movies. With this product and service, those who did attend previously can now have a significantly enhanced moviegoing experience. This is a new product class for the industry, and adoption has yet to occur.

We are working with multiple industry groups to build awareness for this product and standardize this technology, and we believe that this industry effort bodes well for a successful ramp in MiTranslator, but likely in fiscal 2025. We will keep you apprised as things develop.

CineQC, our SaaS-based quality control platform, is another example. CineQC is actually a third-party developed platform, and we own the global cinema distribution rights. We have been working with National Amusements, a large international movie circuit, on upgrading and improving this product for the past year. While we’ve made significant progress, we believe there is still work to do, and we plan to more directly control the software development going forward. However, once complete, we will have a much more robust, tested and scaleable offering to bring to other clients.

The next opportunity for us is to move beyond Cinema. Here, we are targeting two areas – other live entertainment venues and Esports.

I believe eSports has the potential to be a significant incremental growth driver for us in the years to come. There is an opportunity to create the Little League of Esports, hosted locally in cinema auditoriums, creating a safe, inclusive environment for kids to interact with each other in-person through gaming. We believe this is a very attractive value proposition for parents, cinema owners, us and our partner SNDBX. Here, our product, MovEsports, integrates 6 gaming stations with a master cart that enables live play on the big screen. Right now, SNDBX is out doing a funding round, which unfortunately is taking longer than we would hope. As such, we are working on contingencies to get this business off the ground more quickly, but it would be premature to discuss the details at this point.

Finally, the growth opportunity I’m most excited about is what we currently call eCaddy. We have infused our Caddy product line of cupholders with technology and will develop applications and services for use in stadiums and arenas. We introduced the eCaddy concept to executives at a handful of  major league baseball stadiums over the past few months. We got great feedback on the type of applications that would excite them and identified other potential partners as well. At this point, we are preparing to do validation and testing work of the hardware and firmware in our factory, which is a precursor to field trials at stadiums. Concurrently, now that we’ve had discussions with potential customers, we are identifying the initial set of services that will be part of this offering.

The TAM here is huge, with millions of existing seats becoming retrofit candidates in addition to new stadium and arena builds. The potential here on its own is tremendous, but in combination with eSports, MiTranslator, and CineQC, it can reshape our business and financial models in the future. We'll keep you appraised as we hit milestones.

As I mentioned on our previous call, we have accelerated our strategy to expand outside North America. The opportunities here encompass many products that we believe can smoothly transition to international markets, including our new and development product lines. Additionally, the cinema market in Europe is just starting to recover from the pandemic, roughly two years after we did, so the timing for us to explore these opportunities couldn’t be better. Initially, we see the opportunity for LEA smart power amps and have already received requests for quotes from cinemas in the UK and Germany. We also see the opportunity for MiTranslator, and CineQC to move to international markets in the years to come, and SNDBX already has a pipeline established outside North America.

Finally, we have an active corporate development program that includes the business development deals we made with SNDBX and LEA, acquisitions such as the ADA product line, and other ongoing activities.

In conclusion, we are still in the early innings of our growth opportunity for our emerging technologies while our legacy business continues to improve.

With that, I thank you, and I'll turn it over to Brian.

Brian Siegel

Thanks Joe, and thank you, everyone, for attending our earnings call. I'm going to spend a little time reviewing our model, and then I'll take you through the quarter, followed by a Q&A.

To date, our legacy FF&E projects have been the key driver for our business, making up roughly 60% to 65% of revenue. As Joe and Phil mentioned, FF&E projects are more cyclical and can often see start dates pushed out, as we saw in FY23.

We serve as a project manager, procuring and reselling FF&E and services for refurbishing, upgrading, and building new theaters. Since a large part of these projects involve pass-through costs with a small margin added in, project margins are in the mid-teens. We have several routes to improve these margins including upselling installation services, scoping our proprietary manufactured products into the project, through the resale of higher margin technology products, including projectors and servers, and more recently, sound system products through our relationship with LEA Professional.

Next, we sell our higher margin proprietary manufactured offerings à la carte, which have margins ranging from 35% to 55% and include our fabrication, Caddy and ADA compliance products. Additionally, since we are in the early days of a multi-year technology upgrade cycle, we receive discreet orders for servers, projectors and LEA power amps, all of which have gross margins above the Company average.

In the near future, as our emerging products like MiTranslator, CineQC, and eCaddy hit the market and start to scale, we expect our mix to shift even more significantly away from FF&E, as these products will likely have 50%+ gross margins.

Now, moving to our second quarter results. We reported revenue of $3.3 million, down 33% versus last year. While on our last call we said that we expected revenue to be down materially in the quarter as last year saw a benefit from the tail end of the SVOG spending, we actually came in ahead of our internal forecasts. Of note, projects represented about 1/3 of the quarter’s revenue mix.

Gross profit decreased 42% to $0.8 million. Gross margin was down 390 basis points to 23.2% in the quarter, resulting from an unfavorable product mix as we sold a number of large projectors that had lower resale margins.

GAAP Operating expenses were $1.6 million, up 10% versus last year, mainly due to higher compensation expense.

GAAP Operating loss was $0.8 million versus a loss of $0.1 million last year, demonstrating the downside of our high operating leverage.

Both GAAP and non-GAAP net loss was $0.8 million or $0.07 per share, versus GAAP and non-GAAP net income of nil last year.

Moving to the balance sheet, our cash and cash equivalents were $5.1 million at the end of the second quarter, down $1.3 million end of the first quarter, reflecting a decrease in payables, an increase in prepaids related to a systems upgrade, and increased receivables.  Finally, even with lower liquidity, we bought back about 109,000 shares during the quarter.

Now I’ll provide an update on our FY24 outlook. The writers and actors strikes have impacted our customers by driving uncertainty into their 2024 budgeting process. For example, many of our customers have only recently finished this process, while others are still working through the process. As a result, we have less visibility than normal into the second half of the year beyond the projects we have received deposits on and existing orders.  With that said, we do expect the top line for our third quarter to return to year over year growth, however, gross margins will likely be down from last year due to a large order for seats, which have very low pass through gross margins, but no incremental operating expense impact.

Next, I provided upside opportunities that were excluded from our forecast. I will now update these items.

●	There is an ADA product refresh at a top 5 cinema circuit that should begin in the second half of fiscal 2024. While we are well-positioned to get this multi-million dollar order, the timing of the roll out is uncertain as this customer is still in their budgeting process for 2024.

●	For Esports, as Joe mentioned, we feel very optimistic about this opportunity, but are currently unsure of the timing of SNDBX raising funds. Again, anything over eight systems sold in FY24 would be growth from last year. The pipeline and interest here remains very strong, and as Joe mentioned, we are looking into ways to jumpstart sales here regardless of SNDBX raising funds.
●	Next, as I discussed in our recent investor presentations, our incremental market opportunity for selling LEA smart power amplifiers is very significant. We do have this product scoped into some upcoming projects for new builds, and we remain positive on the ability of this product line to ramp over the next few quarters.
●	At this point, I would be remiss to set expectations for any incremental sales of CineQC or sales of MiTranslator during fiscal 2024. National Amusements remains our paying customer for CineQC, and we still expect them to roll the platform out internationally. These two high margin, emerging growth platforms remain part of our core growth opportunity, however, we will more likely see that growth start in fiscal 2025.

In summary, while the strikes are expected to disrupt the industry for most of this year, we continue to move forward with our initiatives that will drive growth for the Company in the years to come, but we prudently want to ensure that we have the right offerings and that they are ready for prime time before we start marketing more aggressively.

Regarding catalysts, we plan to announce whatever orders we can through press releases and earnings calls this year, and of course we will provide any milestone updates related to our key emerging growth initiatives as appropriate.

I want to thank everyone for attending today's call and look forward to speaking with you again on our next call in mid May.